LIVE CURRENT MEDIA INC. ANNOUNCES EXTENSION TO LETTER OF INTENT TO DISTRIBUTE EBALANCE DEVICE.

Vancouver, British Columbia, Canada December 11, 2018, Live Current Media Inc. (“Live Current” or the “Company”) (OTCQB: LIVC) announces that it has agreed with Cell MedX Corp. (“CMXC”) to extend the Letter of Intent (the “LOI”) signed by the companies on September 10, 2018, for an additional 90-day period. Pursuant to the LOI, CMXC and LIVC have entered into negotiations aimed at obtaining a definitive agreement involving exclusive worldwide distribution rights to the ebalance device for home-based usage.

About Live Current Media Inc.

Live Current builds consumer Internet experiences around its portfolio of domain names. Live Current’s current business strategy is to develop, or to seek partners to develop, its domain names to include content, commerce and community applications.

On behalf of the board of directors of Live Current Media Inc.

David Jeffs, CEO & Director

For more information please contact:
david@livecurrent.com

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of growth, earnings, revenue, cash or other financial items, any statements of the plans, strategies, objectives and goals of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions particularly as they relate to demand for our products and services; competitive factors; changes in operating expenses; our ability to raise capital as and when we need it and other factors. Live Current Media Inc. assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.